As filed with the Securities and Exchange Commission on October 27, 2015

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

UNITED COMMUNITY FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

Ohio	34-1856319
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

275 West Federal Street, Youngstown, Ohio	44503-1203
(Address of Principal Executive Offices)	(Zip Code)

United Community Financial Corp. 2015 Long Term Incentive Plan

(Full title of the plan)

Gary M. Small

President and Chief Executive Officer

United Community Financial Corp.

275 West Federal Street

Youngstown, Ohio 44503-1203

(Name and address of agent for service)

(330) 742-0500

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller Reporting Company	☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
Common Shares, no par value	1,200,000(1)	$5.275(2)	$6,330,000	$637.43

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares that may become issuable pursuant to the anti-dilution provisions of the plan.

(2)	Estimated in accordance with Rule 457 solely for the purpose of determining the registration fee. The fee is based on $5.275, the average of high and low prices on October 22, 2015, of the Registrant’s Common Shares as reported on the NASDAQ Global Market.

PART II

INFORMATION REQUIRED TO BE IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The documents listed in (a) through (d) below are incorporated by reference into this Registration Statement. All documents subsequently filed by United Community Financial Corp. (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities registered hereunder have been sold or that de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be a part thereof from the date of the filing of such documents.

(a) The Registrant’s Annual Report on Form 10-K (the “2014 Form 10-K”) for the fiscal year ended December 31, 2014;

(b) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2014, including the Form 10-Q for the quarters ended March 31, 2015 and June 30, 2015, and any amendments thereto, and the Current Reports on Form 8-K filed with the Commission on March 2, 2015, May 5, 2015, June 2, 2015, June 11, 2015 and July 28, 2015;

(c) The information contained in the Registrant’s Proxy Statement dated March 17, 2015, for its Annual Meeting of Shareholders held on April 30, 2015, that has been incorporated by reference in the 2014 Form 10-K and was filed with the Commission on Schedule 14A on March 20, 2015; and

(d) The description of the Registrant’s Common Shares as contained in Registrant’s Form S-1 filed with the Commission on March 13, 1998, or contained in any subsequent amendment or report filed for the purpose of updating such description.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Ohio Revised Code

The Ohio Revised Code (the “Code”) authorizes Ohio corporations to indemnify officers and directors from liability if the officer or director acted in good faith and in a manner reasonably believed by the officer or director to be in or not opposed to the best interests of the corporation, and with respect to any criminal actions, if the officer or director had no reason to believe his action was unlawful. In the case of an action by or on behalf of a corporation, indemnification may not be made (i) if the person seeking indemnification is adjudged liable for negligence or misconduct, unless the court in which such action was brought determines such person is fairly and reasonably entitled to indemnification or (ii) if liability asserted against such person concerns certain unlawful distributions. The indemnification provisions of the Code require indemnification if a director or officer has been successful on the merits or otherwise in defense of any action, suit or proceeding that he was a party to by reason of the fact that he is or was a director or officer of the corporation. The indemnification authorized under Ohio law is not exclusive and is in addition to any other rights granted to officers and directors under the articles of incorporation or code of regulations of the corporation or any agreement between officers and directors and the corporation. A corporation may purchase and maintain insurance or furnish similar protection on behalf of any officer or director against any liability asserted against him and incurred by him in his capacity, or arising out of the status, as an officer or director, whether or not the corporation would have the power to indemnify him against such liability under the Code.

Amended Code of Regulations

The Registrant’s Amended Code of Regulations provides for the indemnification of directors and officers of the Registrant to the maximum extent permitted by Ohio law as authorized by the Board of Directors of the Registrant, for the advancement of expenses incurred in connection with the defense of any action, suit or proceeding that he or she was a party to by reason of the fact that he or she is or was an officer or director of the Registrant upon the receipt of an undertaking to repay such amount if (a) it is ultimately determined that the officer or director is not entitled to indemnification or (b) found liable for acting with reckless disregard for the best interests of the corporation or misconduct (other than negligence) unless a court determines he or she is fairly and reasonably entitled to indemnification. The Amended Code of Regulations authorizes the Registrant to purchase and maintain insurance on behalf of any director, officer, employee or agent of the Registrant against any liability asserted against them in such capacity or arising out of their status as such, whether or not the Registrant would have power to indemnify such officer, employee or agent against such liability under the provisions of the Amended Code of Regulations of the Registrant.

Directors and Officers Insurance

The Registrant maintains a directors’ and officers’ insurance policy which insures the officers and directors of the Registrant from any claim arising out of an alleged wrongful act by such persons in their respective capacities as officers and directors of the Registrant.

Employment Agreements

The Registrant’s wholly owned bank subsidiary, The Home Savings and Loan Company of Youngstown, Ohio (Home Savings) also has entered into Employment Agreements (the “Employment Agreement”) with the following officers and directors (each an “Executive”):

Gary M. Small1

Timothy W. Esson

Matthew T. Garrity

Jude J. Nohra

The Employment Agreements provides that the Bank will indemnify the Executive to the fullest extent permitted under applicable law and regulations, in connection with or arising out of any action, suit or proceeding in which the Executive may be involved by reason of having been a director or officer of the Company, or any Affiliate (including the Registrant), whether or not the Executive is a director or officer at the time of incurring any such expenses or liabilities. Under the Employment Agreements, the Bank shall provide each Executive (and his heirs, executors, and administrators) with coverage under a directors’ and officers’ liability policy at the Bank’s expense, at least equivalent to such coverage otherwise provided to the other directors and senior executives of the Bank.

Item 7.	Exemption from Registration Claimed.

Not applicable.

[1]	The Employment Agreement with Mr. Small is with both Home Savings and the Registrant.

Item 8.	Exhibits.

Exhibit No.	Description

4.1	Articles of Incorporation of United Community Financial Corp., as amended (1)

4.2	Amended Code of Regulations of United Community Financial Corp. (2)

4.3	United Community Financial Corp. 2015 Long Term Incentive Plan (3)

5.1	Opinion of Tucker Ellis LLP as to legality of the Common Shares being registered

23.1	Consent of Tucker Ellis LLP (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney

(1)	Incorporated by reference from the Registrant’s Form 10-Q filed on May 7, 2015.
(2)	Incorporated by reference from the Registrant’s 1998 Form 10-K filed on March 31, 1999.
(3)	Incorporated by reference from the Registrant’s Form 8-K filed on May 5, 2015.

Item 9.	Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that is has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Youngstown, State of Ohio, on October 27, 2015.

UNITED COMMUNITY FINANCIAL CORP.

By:	/s/ Gary M. Small
Gary M. Small
President and Chief Executive Officer (Principal
Executive Officer)

Pursuant to the requirements of the Securities Exchange Act of 1933, this Registration Statement has been signed on October 27, 2015 by the following persons in the capacities indicated.

Signature	Title

/s/ Marty E. Adams*	Director
Marty E. Adams

/s/ Zahid Afzal*	Director
Zahid Afzal

/s/ Patrick W. Bevack*	Director
Patrick W. Bevack

/s/ Lee Burdman*	Director
Lee Burdman

/s/ Scott N. Crewson*	Director
Scott N. Crewson

/s/ Timothy W. Esson*	Treasurer and Chief Financial Officer (Principal
Timothy W. Esson	Accounting Officer and Principal Financial Officer)

/s/ Scott D. Hunter*	Director
Scott D. Hunter

/s/ Richard J. Schiraldi*	Chairman of the Board
Richard J. Schiraldi

/s/ Gary M. Small*	Director, President, and Chief Executive Officer
Gary M. Small	(Principal Executive Officer)

/s/ Ellen J. Tressel*	Director
Ellen J. Tressel

*	This Registration Statement has been signed on behalf of the above officers and directors by Jude J. Nohra, as attorney-in-fact, pursuant to a Power of Attorney filed as Exhibit 24.1 to this Registration Statement.

By:	/s/ Jude J. Nohra
Jude J. Nohra
Attorney-In-Fact

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Incorporation of United Community Financial Corp., as amended (1)

4.2	Amended Code of Regulations of United Community Financial Corp. (2)

4.3	United Community Financial Corp. 2015 Long Term Incentive Plan (3)

5.1	Opinion of Tucker Ellis LLP as to legality of the Common Shares being registered

23.1	Consent of Tucker Ellis LLP (included in Opinion filed as Exhibit 5.1 hereto)

23.2	Consent of Crowe Horwath LLP, Independent Registered Public Accounting Firm

24.1	Powers of Attorney

(1)	Incorporated by reference from the Registrant’s Form 10-Q filed on May 7, 2015.
(2)	Incorporated by reference from the Registrant’s 1998 Form 10-K filed on March 31, 1999.
(3)	Incorporated by reference from the Registrant’s Form 8-K filed on May 5, 2015.